EXHIBIT 99.2
C O R P O R A T E   P A R T I C I P A N T S

Heath Mitts
IDEX Corporation — VP, Corporate Finance
Larry Kingsley
IDEX Corporation — Chairman and CEO
Dom Romeo
IDEX Corporation — VP and CFO
C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Jim Lucas
Janney Montgomery Scott — Analyst
Wendy Caplan
SunTrust Robinson Humphrey — Analyst
Mike Halloran
Robert W. Baird & Company, Inc. — Analyst
Charlie Brady
BMO Capital Markets — Analyst
Matt Summerville
KeyBanc Capital Markets — Analyst
Chris Wiggins
Oppenheimer & Co. — Analyst
P R E S E N T A T I O N
Operator
At this time, I would like to welcome everyone to the IDEX third-quarter 2010 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. (Operator Instructions).
I would now like to hand the program over to Mr. Heath Mitts. Please go ahead, sir.
Heath Mitts — IDEX Corporation — VP, Corporate Finance
Thank you, Christie. Hello and good morning and thank you for joining us for our discussion of the IDEX third-quarter 2010 financial results. Last night we issued a press release outlining our Company’s financial and operating performance for the three-month period ending September 30, 2010. The press release along with the presentation slides to be used during today’s webcast can be accessed on our Company website at www.IDEXCorp.com. Joining me today from IDEX management are Larry Kingsley, Chairman and CEO; and Dom Romeo, Vice President and CFO. The format for our call today is as follows. We will begin with a summary of the longer-term prospects for the Company. We will then walk through our four business segments and finally we will wrap up with an update to our 2010 guidance. Following our prepared remarks, we will then open the call for your questions. If you should need to exit the call for any reason, you may access a complete replay beginning approximately two hours after the call concludes by dialing the toll-free number 800-642-1687 and entering conference ID 97280162 or simply log onto our Company homepage for the webcast replay. As we begin, a brief reminder, this call may contain certain forward-looking statements that are subject to the Safe Harbor language in today’s press release and in IDEX’s filings with the Securities and Exchange Commission. With that, I’ll now turn this call over to our Chairman and CEO Larry Kingsley. Larry?
Larry Kingsley — IDEX Corporation — Chairman and CEO
Thanks. Before we get into Q3, as Heath said, I’ll comment first on our view of the external environment and the longer-term opportunity for the Company. We will provide more specific 2011 guidance during our fourth-quarter earnings call. But I wanted to characterize what we see as directional performance by end-market and our operating segments. The bottom line is that we’re very bullish as we look into the new year and over our three-year strategic planning horizon. Many international markets for our products are growing at solid double-digit rates. We’re growing significantly faster than the markets that we serve. The US market is stable and growing as well though with most all of the domestic end markets holding promise for a strong 2011. And as you know, we invested during the downturn and we continue to see the benefit of that now as new products are generating broad-based organic lift. Our operational execution will continue to be solid with expanding organic margins that will deliver results in excess of historical peak margins. There’s nothing in our cost structure or the pricing environment given expanding international exposure and new end market positions that dilute the outstanding P&L profile of the Company. Our internal attention is shifting from plant integration back to continuous improvement with a focus on further operating flexibility and next-generation supply chain initiatives necessary to respond to a very dynamic order environment and with faster response times. And our internal attention is also very focused on capital deployments as we see a continually improving M&A environment with targets that will be meaningful additions to the Company. Within Fluid Metering as we end 2010, the markets are healthy and we will exit the year near pre-recession sales levels. Within the segment in the energy markets, strong international demand is being driven by increased regulation, new (inaudible) transfer applications and capital investments to upgrade transportation and inventory management. Our energy businesses hold number one or number two market share positions now and our products are clearly becoming the benchmark for the latest generation technology and quality. In the water and wastewater markets, municipalities in both emerging and developed regions continue to increase spending on infrastructure, both buildout and upgrades. While near-term tax receipts have hindered some project funding, regulatory reinforcements will drive steady growth in the years ahead. Our current position as the leading wastewater monitoring provider is enabling service contract wins and nice pullthrough equipment sales and that’s both domestically and on the international front. Chemical and pharmaceutical markets continue to recover and with our product suite and geographic reach, we are well poised to capitalize on the return to pre-recession levels and again, particularly in the international markets. Our bullish view relies only somewhat on market growth for Fluid Metering. Our 2011 and longer-term performance includes line-of-sight share gains and expanding both the served and emerging country markets. We have significant production capability already in Asia and we’re currently increasing our footprint in India which will be similar in nature to the corporate-hosted approach we’ve executed in China. This will allow for multiple IDEX businesses across multiple segments to produce in India to support the local markets. And to better serve Russia and Brazil, we are currently establishing a stronger front end infrastructure similar to what we have in the Middle East. We have people on the ground and established sales offices managing distributors, working with local engineering firms directly to get our products spec’d into infrastructure related projects. We’ll also accelerate our new product initiatives to expand our current offerings and fill gaps in our product portfolio. Last quarter, we provided you with multiple examples of our organic investments and new products that are already paying off, delivering strong global growth. We will also globally expand our parts and services offering into the large installed base of our SMT products. All these initiatives are expected to generate annual organic growth rates of mid to high single digits over a three-year planning horizon for Fluid Metering. Within our Health and Science segment, all of our businesses have performed superbly. Our Health and Science segment has exited the downturn with a better revenue profile and dramatically more profitable. Within our instrumentation served markets, our new product that enables the ultrahigh pressure applications on analytic instrumentation platforms have provided for tremendous growth and a new broader base of customers. We’re also winning within the biotech markets now and our systems integration expertise has allowed us to capture share within the in vitro diagnostics segment. And some of our new commercial products in this segment have allowed us to enter into very attractive applications within the dental equipment market and other new OEM segments as well. We will use our total product offering in the segment to expand into new geographic markets. The recent successes we’ve had in Japan are the result of years of legwork and our ability to prove our products, capabilities and equality are superior to in-house and in-country alternatives. We plan to use this as an opportunity to grow our platform content there just as we have successfully done with our North American and European customer base. Similar to Fluid Metering, our Health and Science growth plans are not deeply reliant on market growth. We expect that we will grow this business at an annual double-digit organic rate over the three-year planning horizon. Our Dispensing business which is retail tinting and mixing equipment while becoming a much smaller piece of our Company continues to be challenged. As you know, we had a nice sized North American DIY replenishment project in the first half of this year. That will not repeat in 2011. There are a number of first-time Asian new retail opportunities planned for next year but they are relatively small in comparison. What we’ve done thought is to right size the business to achieve respectable profitability and migrate the product platform to a globally scalable and leverageable business model that enables us to build local for the more attractive growth markets. And we do expect domestic markets to return to growth at a pace that’s better than the economy due to future replenishment requirements of aging equipment. But again, not within our 2011 growth assumptions. Within our Fire and Safety segment, our rescue tools business continues to take advantage of the need for rescue tools in the emerging markets and is well positioned globally. With the launch of our new eDraulic rescue tool set, we’ve removed the constraint of hydraulic hoses and compressors, removed weight and actually increased capability. Needless to say, we feel this is a game changer and we will certainly take share across the globe. Our band of business is going to exit this year very strong with new products accelerating growth. This business will dramatically outpace general economic growth and again, they have line of sight to applications that will yield double-digit organic performance. The fire business which has pumps and firetruck control panels is soft right now as much of this business is dependent on North American firetruck sales. They currently sit at truck build levels at near historic unit volume lows. And while the requirement remains, demand is restricted by municipal budgets in the short term. While this is the case domestically, our team has done just a great job expanding their presence with firetruck OEMs abroad. We have made inroads in multiple new international markets and these initiatives will allow the business to return to growth as international opportunity offsets domestic municipal market softness. All in, this segment will grow organically in the mid to high single digits and continue to generate excellent incremental margins on top of already very strong profitability over our three-year horizon. So to sum up, we have a very high degree of confidence that we can generate organic growth for the Company in the mid to high single digit range, perhaps better if the organic conditions continue to improve. We have great ideas but more importantly, clear execution plans of which most are already fully resourced. We’ve exited this downturn with the strongest balance sheet in the history of the Company. Looking back, we deployed nearly $1 billion over the past five years for strategic acquisitions and we have the capability to deploy twice that amount over the next five years. Our corporate development focus is to expand FMT and HST based on a very clear roadmap and to expand our portfolio into other IDEX-like businesses. Our pipeline is currently full and while you should always expect a very disciplined strategic approach from us, combining strong organic growth with acquisitions, we expect total annual growth to be solid double digits over the next three years. So with that, I’m going to turn to slide six and we’re going to talk about the quarter. Orders are up 13%, up 11% organically, and sales were up 16%, up 14% organically. Third-quarter adjusted operating margin of 17.6% was up 240 basis points from the comparable period last year. The stronger profitability is mainly the result of increased productivity and operating leverage on the organic growth. Q3 adjusted EPS of $0.50 is up 28% versus the comparable EPS last year. Free cash flow of $54 million represents 140% of net income. So another great quarter in total and we will now walk through the segments. In Fluid Metering, orders were up 9% in the quarter. That’s up 10% organically. Sales increased 13%, up 14% on an organic basis, adjusted operating margin of 18.5% was up 170 basis points from Q3 of last year. We achieved very broad-based growth in the segment with energy, water, pharma, food and chemical markets all contributing. So as we communicated last quarter within the segment, better than anticipated chemical and industrial market performance on top of expected strong energy and water markets for the year. The SMT segment should grow about 10% organically for the full year. In our Health and Science segment, total orders were up 36% for the quarter, up 23% organically. Sales were up 37% in total and up 24% organically. Operating margin of 23% was up 290 basis points compared to the prior year driven by volume and cost reductions as all the businesses continued to experience strong margin expansion. Regarding our growth profile here again, we’ve gained content on the platforms that we serve and continue to expand geographically putting us well over and above the base market growth rates. This growth is broad-based across all Health and Science businesses and all geographies we serve. Though certainly we’re seeing faster growth out of the developing regions here as well. In the quarter, new products, platform content gains and expanded served markets in the medical and dental technology arenas all relatively equally contributed to the growth rate that was double of what the market grew. The Seals acquisition continues to perform per our expectations and we have an opportunity to expand on our position here. The segment will achieve full-year organic sales growth of approximately 20% and as I stated earlier, the go-forward organic rates will sustain double digits. Now looking at Dispensing on slide nine, total orders in the quarter were down 19, organically down 14%, sales increased 4%, up 9% organically. Operating margin of 10% was significantly better than the third quarter of last year given the comparable volume and our productivity gains. The US and Western Europe, markets remained soft while China and other parts of Eastern Europe are showing some signs of better activity. We still expect that the segment will be down slightly this year on an organic sales basis but with reasonable profitability considering the improved cost structure. Now moving to Fire and Safety. For the quarter, total orders were up 9%, up 12% on an organic basis. Sales were up 2%, organically they’re up 6, operating margin at 25.4% was up 100 basis points compared to last year as stronger volumes and segment mix contributed. Again, international performance is driving the topline for rescue tools and for fire and expanded served markets are enabling great growth at BAND IT. The FSD segment will be roughly flat for the full year this year and again as international growth offsets domestic market weakness. I’m going to turn over to slide 11 now and take a look at our remainder of the year guidance. We expect Q4 EPS to be in the $0.49 to $0.51 range. Q4 organic evenue growth will approach 10%. FX will have a negative year-over-year impact in the quarter of about 3% on sales. For the full year we have raised our guidance considering the year-to-date performance and our outlook for the fourth quarter, our EPS range is now $1.95 to $1.97 driven by organic revenue growth for the full year that will be about 10%. Operating margin for the Company for the full year will exceed 17% which equates to a better than 200 basis point improvement over ‘09. As far as the other modeling items, the 2010 tax rate is anticipated to be 33%. Full year CapEx will be about $36 million and as we have consistently demonstrated, we will continue to convert cash very well, well in excess of net income. Then the last item here, our earning projections exclude our estimate for any additional restructuring costs for the remainder of the year. So with that, we will open the call to your questions. Operator?
Q U E S T I O N S   A N D   A N S W E R S
Operator
(Operator Instructions) Jim Lucas, Janney Montgomery Scott.
Jim Lucas — Janney Montgomery Scott — Analyst
A couple questions here. First off, the growth rates that you have been alluding to throughout the call, that three-year period, is that a compound growth rate or are you looking for that to be pretty even across the ‘11, ‘12, ‘13 time period?
Larry Kingsley — IDEX Corporation — Chairman and CEO
It’s a compounded growth rate, Jim, but I would tell you that the organic numbers that we talked about don’t differ all that much per year over that three-year period.
Jim Lucas — Janney Montgomery Scott — Analyst

Okay and with the relatively bullish outlook with the investments you made in particular, not to mention the end markets helping you out, when you look at emerging markets versus developed markets, is there a difference in the contribution margins between the two areas given that emerging markets are going to be — seems to be more of the growth going forward?
Larry Kingsley — IDEX Corporation — Chairman and CEO
That’s really good news. We actually — I think we made a comment in the prepared remarks, Jim. But if you were to look at — in the cases where we have a footprint in place, so take China or one of the other Asian country markets as an example, our contribution margins there would be about the same as the Company average. Now if you look at a market where we’re still building the footprint i.e. someplace like Brazil, you have to look at a little bit of the fixed cost build. So the contribution margins would be the same but the local country margin if you were to roll it up as a P&L would certainly be dilutive to the Company.
Jim Lucas — Janney Montgomery Scott — Analyst
On the topic of Brazil, is that — you said a similar approach to what you’ve done in the Middle East. It sounds like building out distribution, feet on the street, the fixed investment. As you look at your M&A pipeline, are there active acquisition opportunities for Brazil?
Larry Kingsley — IDEX Corporation — Chairman and CEO
There are, Jim, but I will tell you what we’re doing is investing in footprint that in many cases is European continent that has a better current market entree into Latin America than what the US companies have achieved. We have talked a little bit about this in prior calls but the Europeans, the Germans in particular, have done a better job in Brazil and most of the Southern Latin American markets. So we’ll see more of our content gained by way of those European acquisitions.
Jim Lucas — Janney Montgomery Scott — Analyst
And final question just following up on that M&A topic with a full pipeline, and clearly you guys are doing a great job on the cash flow and the balance sheet in great shape. We’ve had a couple of these smaller acquisitions like OBL and Periflo. But when you look at the pipeline building, is it going to be more of the traditional 50, $100 million type deals or could we potentially see a bigger transaction from you given the cash you are generating?
Larry Kingsley — IDEX Corporation — Chairman and CEO
It will be IDEX sweet spot level deals or size of deals which will be between 50 and 150 for the most part. We do like some of these little bolt-ons because they bring either great technology positions or some specific new product attribute which is kind of the story with OBL and I think as you know, in the case of Periflo. But we won’t have any trouble effectively deploying the capital given the capability comment that I made in our prepared remarks. We’ve got some nice things like lined up.
Operator
Wendy Caplan, SunTrust.
Wendy Caplan — SunTrust Robinson Humphrey — Analyst
Good morning. Just to follow on to the acquisition questions, do you expect to get — or I guess hope or expect to get some of these to the finish line by year-end?
Larry Kingsley — IDEX Corporation — Chairman and CEO
There are some things now that are likely prior to year-end transactions and there are a few that will be Q1 transactions. Pretty hard to predict timing on proprietary deals.
That’s the nature of the world that we operate, the M&A strategy we execute. But they’re relatively near-term things that we would be surprised if we didn’t see them happen.
Wendy Caplan — SunTrust Robinson Humphrey — Analyst
Okay and in terms of additional restructuring costs for this year and next, can you just kind of lay out for us what else is in the works?
Larry Kingsley — IDEX Corporation — Chairman and CEO
Yes, if the question is what we would still see in the fourth quarter and what we would see next year?
Wendy Caplan — SunTrust Robinson Humphrey — Analyst
Exactly.
Dom Romeo — IDEX Corporation — VP and CFO
Yes, not more than a couple cents in each case.
Wendy Caplan — SunTrust Robinson Humphrey — Analyst
Okay and as I look at the historical operating margins for IDEX, you are about 120 basis points Company all-in in terms of operating margin below the prior peak. Is there any reason in your mind that the prior peak shouldn’t be reached/exceeded over this three-year timing, planning period that you talk about?
Dom Romeo — IDEX Corporation — VP and CFO
Not at all. EBITDA will certainly creep above what was historical peak faster given the acquisition amortization impact between EBITDA and what you see in operating margin. We’re probably already closely there. And then on the op margin line, we certainly crest historical peaks sometime soon.
Wendy Caplan — SunTrust Robinson Humphrey — Analyst
And finally, as you look at this three-year planning horizon again, could you share with us your strategy relative to the Dispensing operation? What are you thinking and what should we expect?

Larry Kingsley — IDEX Corporation — Chairman and CEO
Well as I said in the prepared remarks, the current focus is the trough, is to get the cost out which we have and it’s been very effectively managed given that topline profile. It’s now down to 7 or 8% of the Company by the end of next year. And at that rate, it’s not certainly part of the strategic focus for what we need to do to double the size of this Company over the next few years. Whether we end up with a business that grows at a good clip in 2012 is somewhat dependent on what happens within the residential and commercial markets. Certainly it’s not going to be a drain on the Company anytime between now and 2012. So it’s a business that is in the market very well positioned relative to their competition. And even while it’s been a tough performance for several quarters, it certainly outpaced the market. It’s in a very, very good position to capitalize on a return to growth. So not strategically in the crosshairs, Wendy, but it’s certainly not hurting the Company.
Wendy Caplan — SunTrust Robinson Humphrey — Analyst
Okay, okay and finally a pricing question. IDEX usually gets a point or two as things are moving up, sometimes more. And given your propensity toward new products, are we seeing any of that yet in terms of pricing helping the topline?
Larry Kingsley — IDEX Corporation — Chairman and CEO
Sure. Wendy, we’re rolling up our budget process, our annual operating plan process now. It’s that time of the year. And we are a tad premature to really quantify what we’re going to see for the course of 2011 across the Company, but I would say it is going to be a good story. It will probably not get back to the full IDEX pre-recession year-on-year price contribution but it could get fairly close.
Wendy Caplan — SunTrust Robinson Humphrey — Analyst
Okay, thank you very much, Larry.
Operator
Mike Halloran, Robert W. Baird.
Mike Halloran — Robert W. Baird & Company, Inc. — Analyst
On the HST margins, could you talk a little bit about the progression on a go-forward basis? You’re already at extremely high levels relative to the previous peak.
Is this the type of business where you expect to drive the incremental margins comparable at longer-term 30, 35% growth rate and just continue to see this progress higher? And where do you think those could cap out over time?
Larry Kingsley — IDEX Corporation — Chairman and CEO
You know, it is, Mike. In the foreseeable future, so kind of get back to that three-year planning horizon, nothing in that math changes. And the reason we feel pretty confident about that is that we’re doing a nice job, holding price in the segment. We’re doing a very good job on the cost side. We’ve taken a couple facilities out. So we’ve gotten some infrastructure pickup and we’ve got plenty of capacity with the remaining facilities. The new businesses that we’re buying are coming in at margins that are either neutral or accretive to the base rate. So we’re finding pretty attractive contribution margins on that side as well. And if you look at kind of the base math, strong organic performance, the leverage should be quite strong. So I think assume 35% or so as long as the organic topline holds.
Mike Halloran — Robert W. Baird & Company, Inc. — Analyst
Fair enough. And then on the kind of overall incremental margin commentary, I know you guys on an earlier slide put out 30 to 35% incremental margins over the next three years. Would you expect higher incremental margins over the next couple quarters given you’re a little bit earlier in the recovery cycle versus maybe the overall three-year timeline? Or are you going to be looking at incremental margins in the next couple of quarters pretty comparable to where things were this quarter?
Larry Kingsley — IDEX Corporation — Chairman and CEO
Mike, it kind of comes down to what happens within the quarter. Sometimes you end up with some things like acquisition related costs and whatnot that impact the quarter. The core organic performance for the entire Company on a flow-through basis was quite strong in the quarter and I think if your question is beyond your HST earlier comments to FMT in particular, again quite strong. If you take OBL, the recent acquisition out, and you look at just reported flow-through and that excludes any restructuring cost or contribution to the incremental math, you get 36 or so percent incremental numbers for FMT for the third quarter, you know, on a segment that’s obviously got some margin headroom still. So I think mid-30s is a good assumption for SMT. So if you come back to — and HST gets to mid-30s, FMT mid-30s, the other two segments, certainly you’ve got a very strong profitability profile in FSD. You may not always get quite there, but you certainly get to low 30s. And then dispensing, again it’s what kind of growth you pick up in the next couple quarters and whether or not — how effectively we get that to the bottom line given the current sales profile.
Mike Halloran — Robert W. Baird & Company, Inc. — Analyst
That makes sense. That’s good color. Last question then on the order side. Could you just talk a little about your order trajectory through the quarter and specifically how that looked if you stripped our acquisitions and FX related?
Larry Kingsley — IDEX Corporation — Chairman and CEO
It was linear but accelerating is the best way to simply state it. So I don’t know if you want to break the months out, but it was improving July to August, September at a fairly constant rate.
Mike Halloran — Robert W. Baird & Company, Inc. — Analyst
Appreciate the color; thanks, guys.
Operator

Charlie Brady, BMO Capital.
Charlie Brady — BMO Capital Markets — Analyst
Thanks, good morning, guys. Can we just talk about the water market that you spoke about in your prepared remarks. Maybe a little more granularity on kind of exactly what you’re seeing, where you’re seeing it and is the money really being spent out there and is it — are you seeing it more international versus domestic?
Larry Kingsley — IDEX Corporation — Chairman and CEO
Yes, Charlie, it’s very similar to what we talked about last quarter and the trend does continue. We’re seeing very healthy spend internationally and that’s both the developed country markets, Europe obviously being the biggest, but also in the developing portions of the globe. So extremely strong commitment of capital to infrastructure and it’s a mix between upgrades and new systems obviously correlated to those two developed and developing areas naturally. In the US, essentially what we’ve seen year to date is federal money replacing local money and still flattish to slightly down year on year. For next year, I think we’ll see a little bit more of the same. We’re going to need to earn our growth in water internationally. So we’re not assuming that the domestic water markets are going to be a stellar growth in the short term. We do see given all that we know that there’s going to be increased regulation and we’re seeing signs of that already, EPA driven for the most part, that still holds for a very strong growth thesis over the three years. But we think that muni budget constraints will probably hamper 2011 to some degree in the US.
Charlie Brady — BMO Capital Markets — Analyst
And the mix, you talk about it internationally between upgrades and the buildout, is it evenly split or is one more heavily weighted than the other?
Larry Kingsley — IDEX Corporation — Chairman and CEO
It’s a little more upgrades than buildouts.
Charlie Brady — BMO Capital Markets — Analyst
In terms of the orders, you talk about the organic orders [and just in] HST, can you tell us what the contribution was from acquisitions and if there was any contribution in FMT on orders?
Larry Kingsley — IDEX Corporation — Chairman and CEO
Sure, you have it in your slide there. The HST —
Charlie Brady — BMO Capital Markets — Analyst
For the orders, you gave the organic order.
Larry Kingsley — IDEX Corporation — Chairman and CEO
Yes, the total orders were up 36 in the quarter. That includes acquisition and FX.
Charlie Brady — BMO Capital Markets — Analyst
I am trying to break out the split between those two other parts of the —
Larry Kingsley — IDEX Corporation — Chairman and CEO
Acquisitions was — the sales numbers on the slide are the 14% from acquisition and the negative 1 from FX would follow the order pattern.
Operator
Matt Summerville, KeyBanc.
Matt Summerville — KeyBanc Capital Markets — Analyst
A couple quick questions, most of mine have been answered. But, Larry, if you look at IDEX today, what would you estimate your revenue is in terms of emerging markets and how did that look three years ago and what would you like that profile to look like as you exit this three-year planning horizon you’ve been referring to?
Matt Summerville — KeyBanc Capital Markets — Analyst
That’s a good question. Right now, about half of our business comes from international markets in total. And I would tell you that before we go into the emerging market portion of question that some of the European markets for our products look quite strong right now. Germany is doing great, we’re seeing pretty nice performance out of a good chunk of the Continental European country markets. So those aren’t in any way a drag on global growth for IDEX. Of the total sales of the Company that I would classify as emerging is probably just under 20 right now, at under 20% of sales. And if you just model out current growth rates, they are a multiple of developed country growth rates. Over three years, you get to a very meaningful organic portion of the sales contribution coming from international developing markets. The Company could easily see more than one-third of its sales in those markets if you look a couple or three years out. Obviously the total sales profile of the Company will be impacted by acquisitions. So that will weigh in too, where most of those acquisitions again will be developed country sales content of which their profiles will be good in international emerging markets.
Matt Summerville — KeyBanc Capital Markets — Analyst
The last couple calls, Larry, you’ve definitely spent some time talking about the investments IDEX has been making in — from a new product standpoint. Where are you if you will in this new product development spend cycle and then how should we think about 2011 in that regard? Do you expect new product developments then to accelerate, decelerate, grow in line with the organic growth? How should we be thinking about that?
Matt Summerville — KeyBanc Capital Markets — Analyst
That’s a good question. Again we’re definitely going to continue to spend on new product, but one of the reasons that our incremental margins are perpetually 40% is that we continue to reinvest in the Company.

And that’s both product as well as some of the fixed costs I spoke earlier to with regard to Jim’s question in terms of the international footprint. So, there’s not an acceleration required if you look at the P&L of the Company, but there is a — kind of a continual reinvestment assumptions built into all incremental comments, the incremental margin comments I have made.
Operator
(Operator Instructions) Chris Wiggins, Oppenheimer.
Chris Wiggins — Oppenheimer & Co. — Analyst
My question goes back to the new product introductions that you’ve talked about. Obviously it’s been a nice tailwind for you this year. As you look competitively into 2011, you’re still spending. Is the rollout of products going to be on pace with kind of what you’ve seen this year?
Matt Summerville — KeyBanc Capital Markets — Analyst
It likely will be. The new product content we’ve seen this year is really the very beginning of their contribution for the total sales base of the Company and we think that we’ll see nice acceleration out of the stuff that’s already been introduced, let alone the stuff that will be introduced over the next several months. So 2011 will have a nice meaningful content gain or call it vitality in the product scope as a function of stuff that’s already been taken to market.
Matt Summerville — KeyBanc Capital Markets — Analyst
Okay, great. And with HST, obviously another very nice quarter from an organic point of view. I think if we look back to last quarter, it seems like you kind of expected maybe a little bit more of a deceleration in the second half of the year. And I’m just kind of curious as to what changed that you saw in the third quarter or gives you more confidence in the back half or in the fourth quarter. Or was it just a matter of kind of conservativism as you were looking forward last quarter?
Matt Summerville — KeyBanc Capital Markets — Analyst
It was a little bit of conservativism. Obviously HST is just performing extraordinarily well, top and bottom line. What’s great about the performance as well is that it’s just very broad based. It’s in almost all the end markets we serve be they OEM or otherwise. We’re seeing some pretty meaningful pickup in the core analytical instrumentation that seems to be sustainable just on the base market growth rate. But on top of that as I said, our content gain or kind of our share of wallet number has improved pretty consistently as well. Again, I wouldn’t model HST on the back two quarters for perpetuity, but it’s going to be a very nice organic contributor to the Company in 2011 and beyond.
Matt Summerville — KeyBanc Capital Markets — Analyst
Great, thank you. And then just one final one. I know you mentioned it in your prepared remarks, but could you just give a little bit more color on kind of what’s been done and the steps you took to kind of penetrate Japan? Seems like a new market opportunity for you and where you’re going, and I am just — any details around what you’ve done over the years to kind of finally get into that market?
Matt Summerville — KeyBanc Capital Markets — Analyst
Well as we did say in the prepared remarks, we really started this effort a few years ago the. Team has been working hard over 3.5 years to establish positions. I’m not going to name the Japanese key OEM platforms because obviously market competitive reasons apply. But entering into the Japanese market is not the easiest of things to do for either North American or European companies. You have to have a significant technology that they don’t naturally have access to and differentiation that isn’t going to come from an in-country solution. We brought that to the party, still took quite a while to prove that we offered the same level of manufacturing quality that they perceived that they were receiving locally. We have won on two major customer platforms. That will be the beginning of opportunity to come. And I think that our reputation is getting pretty solidly established over there now too. We’ve added a little bit of infrastructure in the way of technical resources to support that locally. We obviously can manufacture in region. So essentially we’ve got a great business model now to serve a pretty large installed base of global customers that are — they may be Japanese companies, but they are supplying product globally.
Operator
That concludes our question-and-answer session portion of the conference. I will now hand the floor back over to you, Mr.Kingsley.
Larry Kingsley — IDEX Corporation — Chairman and CEO
Well thank you, everyone, for joining. We obviously always appreciate the interest in the Company. Q3 and year to date have been outstanding. I hope you can tell we’re very excited about what we see looking into 2011 and beyond. We see just a broad base of good organic opportunity and a good solid set of acquisitions that should yield some pretty impressive total growth numbers for the Company as we look forward. We will look forward to talking to all of you in the new year if not between now and then at some of the conferences. Have a good rest of your week.
Operator
This concludes today’s conference call. You may now disconnect.